EXHIBIT 99.1

CONTACTS:
Media:            Judy Corman (212) 343-6833
Investors:        Ray Marchuk (212) 343-4710

                  SCHOLASTIC ANNOUNCES FISCAL 2004 RESULTS AND
                               FISCAL 2005 OUTLOOK

NEW YORK, JULY 21, 2004 - Scholastic Corporation (NASDAQ: SCHL) today announced its results for the Fiscal 2004 fourth quarter and full year, and its outlook for Fiscal 2005.

Revenue for the fourth quarter ended May 31, 2004 increased 5% to $587.4 million, compared to $557.4 million in the year ago period, with net income of $22.5 million, or $0.56 per diluted share, compared to $28.7 million, or $0.72 per diluted share, in the year-ago period. Revenue for the year ended May 31, 2004 increased 14% to $2,233.8 million, compared to $1,958.3 million in Fiscal 2003, with net income of $58.4 million, or $1.46 per diluted share, compared to $58.6 million, or $1.46 per diluted share, last year.

Results for the Fiscal 2004 fourth quarter and year included the net negative impact of $0.28 per diluted share in the quarter and of $0.33 per diluted share in the year from previously announced items. These items consisted of charges of $0.41 per diluted share related to the Continuities business and a gain of $0.13 per diluted share related to the termination of a sublease in New York City, both recorded in the fourth quarter, and special severance charges of $0.05 per diluted share recorded in prior quarters.

The Company generated free cash flow of $74.0 million in Fiscal 2004, including $10.0 million received in connection with the termination of the sublease.

"Our core businesses performed well in the fourth quarter, enabling us to meet our revised expectations for both the quarter and full year, and exceed our cash flow target," said Richard Robinson, Chairman, President and CEO. "Book Clubs, Book Fairs, the Educational and International segments, as well as our frontlist Trade business, all generated solid increases in revenues during the quarter. In addition, we took decisive steps during the quarter to make our Continuities business a stronger, more profitable operation going forward."

FOURTH QUARTER AND FISCAL YEAR SEGMENT RESULTS

CHILDREN'S BOOK PUBLISHING & DISTRIBUTION - Fourth quarter segment revenue increased 2% to $348.5 million, with operating profit of $25.8 million compared to $47.8 million in the year ago quarter. Segment revenue for the year increased 14% to $1,358.6 million, with operating profit of $114.8 million, compared to $134.4 million last year. Fiscal 2004 segment profit reflects growth in Book Clubs and Trade, more than offset by a decline in Continuities, which included $22.7 million in previously announced charges.

Clubs had a record year, with revenue up 12% in the quarter and 15% for the year on increased orders, helped in part by the July 2003 acquisition of selected assets of Troll Holdings, Inc. Fair revenue grew by 5% in the quarter and for the year, primarily due to revenue per fair increases. Fiscal 2004 Trade revenue was up 54% due to higher Harry Potter sales, driven by the record first quarter release of HARRY POTTER AND THE ORDER OF THE PHOENIX. Fourth quarter Trade revenue reflected strong frontlist sales, including new titles based on the SHREK II and SPIDER-MAN II movies, Scholastic's GERONIMO STILTON series, and the best-selling mystery novel CHASING VERMEER, largely offsetting a decline in backlist sales. Continuities revenue declined 11% in the quarter and 5% for the year.

EDUCATIONAL PUBLISHING - Fourth quarter segment revenue increased 11% over the prior year period to $106.6 million and operating profit increased 9% to $21.2 million. For the year, segment revenue increased 13% over the prior year to $369.1 million and operating profit increased 27% to $53.2 million. Revenue growth was led by Curriculum Publishing, which was up 27% in the quarter and 15% for the year, driven by a nearly 50% increase in sales of READ 180(R) for the year. In addition, Teaching Resources revenue grew 6% in the quarter and 31% for the year, primarily due to continued strong sales of children's book collections to public school systems.

INTERNATIONAL - Fourth quarter segment revenue increased 15% to $102.2 million, with operating profit of $5.5 million compared to $7.4 million in the year ago quarter. The lower Fiscal 2004 fourth quarter margin principally reflected a change in product mix. For the year, segment revenue increased 16% over the prior year period to $369.7 million and operating profit increased 26% to $24.3 million. Revenue and profits in the year benefited from growth in Export, due in large part to a sale to Department of Defense schools, and growth in the Company's Canadian operations. Foreign exchange translations added approximately $9 million and $36 million to Fiscal 2004 fourth quarter and full year revenue, respectively.

MEDIA, LICENSING & ADVERTISING - Fourth quarter segment revenue declined 4% to $30.1 million and operating results improved $2.3 million, to a profit of $1.0 million, from a year-ago loss of $1.3 million. For the year, segment revenue increased 10% to $136.4 million and operating results improved $0.4 million, to a loss of $2.5 million, from a year-ago loss of $2.9 million. The Fiscal 2004 revenue increase reflected the Scholastic Entertainment production, CLIFFORD'S REALLY BIG MOVIE(TM), as well as approximately $17 million generated by Back to Basics Toys(R), a direct-to-home catalog business acquired in August 2003.

FISCAL 2005 OUTLOOK

In Fiscal 2005, Scholastic expects to achieve EPS of $1.50 to $1.70 based on the following:

     1. Revenue and margin growth in Book Clubs, Book Fairs and non-Harry Potter front list Trade, which will feature expanded mass market and new paperback titles.

     2.   A  reorganized  and  more  profitable  Continuities  business,  as the
          Company   strengthens  its  relationships  with  its  most  productive customers through product and service improvements.

     3. Further profitable growth in Educational Publishing, through the ongoing strength of the Company's educational technology products and paperback collections.

     4. Continued growth in International operations, particularly in Export, Asia, the United Kingdom and Canada.

     5. Operating improvements and increased efficiencies, with continued focus on free cash flow, targeted at $40-$50 million.

ANNUAL INVESTOR PRESENTATION

The Company will discuss this news release at its Annual Investor Presentation tomorrow (July 22, 2004) at 8:00 a.m. Eastern. To listen and ask questions, dial 888-338-6461 or 973-935-8510 (meeting leader "Richard Robinson"). To view accompanying slides, go to the Investor Relations section of Scholastic.com at www.scholastic.com/go/homepage/company/investors.htm. Following the presentation, the slides will be available on the Investor Relations section of Scholastic.com and an audio replay will be available starting 10 a.m. at 877-519-4471, PIN number 4898238.

ABOUT SCHOLASTIC

Scholastic is the world's largest publisher and distributor of children's books. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, www.scholastic.com.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

                             SCHOLASTIC CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
   FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 31, 2004 AND 2003 (1) (2)
                   (Dollars in millions except per share data)

                                                 ------------------------------------       ---------------------------------------
                                                          THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                                 ------------------------------------       ---------------------------------------
                                                 05/31/04  05/31/03       VARIANCE          05/31/04    05/31/03        VARIANCE
                                                 --------  --------    --------------       --------    --------    ---------------
Revenues                                           $587.4    $557.4    $30.0       5%       $2,233.8    $1,958.3    $275.5      14%

Operating costs and expenses:

   Cost of goods sold                               263.4     241.8     21.6       9%        1,080.0       882.1     197.9      22%
   Cost of goods sold -- Continuity charges           6.8        --      6.8       *             6.8          --       6.8       *

   Selling, general and administrative expenses     230.3     219.3     11.0       5%          869.7       826.3      43.4       5%
   Selling, general and administrative
     expenses -- Continuity charges                  15.2        --     15.2       *            15.2          --      15.2       *

   Bad debt expense                                  22.2      18.7      3.5      19%           88.3        72.3      16.0      22%
   Bad debt expense -- Continuity charges             2.0        --      2.0       *             2.0          --       2.0       *

   Depreciation and amortization                     13.7      13.2      0.5       4%           53.5        46.1       7.4      16%
   Special severance charges                          0.1      10.9    (10.8)      *             3.3        10.9      (7.6)    -70%
   Litigation charge                                   --        --       --       *              --         1.9      (1.9)      *
                                               ----------  --------    -----                --------    --------    ------
Total operating costs and expenses                  553.7     503.9     49.8      10%        2,118.8     1,839.6     279.2      15%

Operating income                                     33.7      53.5    (19.8)    -37%          115.0       118.7      (3.7)     -3%

Other income                                          8.0        --      8.0        *            8.0         2.9       5.1     176%

Interest expense, net                                 7.3       8.2     (0.9)    -11%           32.5        31.5       1.0       3%
                                               ----------  --------    -----                --------    --------    ------

Earnings before income taxes                         34.4      45.3    (10.9)    -24%           90.5        90.1       0.4       0%

Tax provision                                        11.9      16.6     (4.7)    -28%           32.1        31.5       0.6       2%
                                               ----------  --------    -----                --------    --------    ------

Net income                                          $22.5     $28.7    ($6.2)    -22%          $58.4       $58.6     ($0.2)      0%
                                               ==========  ========    =====                ========    ========    ======

Weighted average shares outstanding:
   Basic                                             39.5      39.2                             39.4        39.1
   Diluted                                           40.1      39.7                             40.1        40.1

Net income per share:
   Basic                                            $0.57     $0.73   ($0.16)    -22%          $1.48       $1.50    ($0.02)     -1%
   Diluted                                          $0.56     $0.72   ($0.16)    -22%          $1.46       $1.46     $0.00       0%

(1) Results for the three and twelve months ended May 31, 2004 include pre-tax charges of $25.4, or $0.41 per diluted share, related to the Continuity business (including charges of $6.8 in Cost of goods sold, $15.2 in Selling, general and administrative expenses, and $2.0 in Bad debt expense) and a pre-tax gain of $8.0, or $0.13 per diluted share, resulting from the early termination of a sublease in New York City. Results for the twelve months ended May 31, 2004 also included pre-tax Special severance charges totaling $3.3, or $0.05 per diluted share, related to staff reductions announced in May 2003 but implemented in Fiscal 2004.

(2) Results for the three and twelve months ended May 31, 2003 include a pre-tax Special severance charge of $10.9, or $0.18 per diluted share, related to a workforce reduction. Results for the twelve months ended May 31, 2003 also include pre-tax charge of $1.9, or $0.03 per diluted share, to settle a securities lawsuit from 1997 and a pre-tax gain on sale of an equity investment of $2.9, or $0.05 per diluted share.

*    Percent change not meaningful.

--------------------------------------------------------------------------------
FORWARD LOOKING STATEMENTS

     This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and instructional material markets and acceptance of the Company's product within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.
--------------------------------------------------------------------------------

                             SCHOLASTIC CORPORATION
                        RESULTS OF OPERATIONS - SEGMENTS
   FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 31, 2004 AND 2003 (1) (2)
                              (Dollars in millions)

                                                 -----------------------------------        ---------------------------------------
                                                         THREE MONTHS ENDED                            TWELVE MONTHS ENDED
                                                 -----------------------------------        ---------------------------------------
                                                 05/31/04  05/31/03       VARIANCE          05/31/04    05/31/03        VARIANCE
                                                 --------    ------     ------------        --------    --------    ---------------
Children's Book Publishing and Distribution
   Revenue                                         $348.5    $341.7     $6.8       2%       $1,358.6    $1,189.9    $168.7      14%
                                                 ------------------                         --------------------
   Operating profit                                  25.8      47.8    (22.0)    -46%          114.8       134.4     (19.6)    -15%
                                                 ------------------                         --------------------
   Operating margin                                   7.4%     14.0%                             8.4%       11.3%

Educational Publishing
   Revenue                                          106.6      95.7     10.9      11%          369.1       325.9      43.2      13%
   Operating profit                                  21.2      19.5      1.7       9%           53.2        41.9      11.3      27%
                                                 ------------------                         --------------------
   Operating margin                                  19.9%     20.4%                            14.4%       12.9%

International
   Revenue                                          102.2      88.6     13.6      15%          369.7       319.0      50.7      16%
   Operating profit                                   5.5       7.4     (1.9)    -26%           24.3        19.4       4.9      26%
                                                 ------------------                         --------------------
   Operating margin                                   5.4%      8.4%                             6.6%        6.1%

Media, Licensing and Advertising
   Revenue                                           30.1      31.4     (1.3)     -4%          136.4       123.5      12.9      10%
   Operating profit/(loss)                            1.0      (1.3)     2.3     177%           (2.5)       (2.9)      0.4      14%
                                                 ------------------                         --------------------
   Operating margin                                   3.2%     -4.1%                            -1.8%       -2.4%

Overhead Expense                                     19.8      19.9     (0.1)     -1%           74.8        74.1       0.7       1%
                                                 ------------------                         --------------------

Operating income                                    $33.7     $53.5   ($19.9)    -37%         $115.0      $118.7     ($3.7)     -3%
                                                 ==================   ======                ====================     =====

(1) Results for the three and twelve months ended May 31, 2004 include pre-tax charges related to the Continuity business, of which $22.7 is reflected in Children's Book Publishing & Distribution and $2.7 in International. Results for the twelve months ended May 31, 2004 also include pre-tax Special severance charges totaling $3.3, which were allocated back to segments, relating to staff reductions announced in May 2003 but implemented in Fiscal 2004.

(2) Results for the three and twelve months ended May 31, 2003 include a pre-tax Special severance charge of $10.9, related to a workforce reduction, which was allocated as follows: $2.0 in Children's Book Publishing & Distribution, $2.0 in Educational Publishing, $4.0 in International, $1.0 in Media, Licensing and Advertising, and $1.9 in Overhead Expense. Overhead expense in the twelve months ended May 31, 2003 also included a pre-tax charge of $1.9 to settle a securities lawsuit from 1997.

                             SCHOLASTIC CORPORATION
                            SUPPLEMENTAL INFORMATION
                              (Amounts in millions)

                          SELECTED BALANCE SHEET ITEMS

                                           -------------------------------------
                                           -------------------------------------
                                           05/31/04   05/31/03        CHANGE
                                           -------------------    --------------

Cash and cash equivalents                     $17.8      $58.6     ($40.8)  -70%
Accounts receivable, net                     $265.7     $252.3      $13.4     5%
Inventories                                  $402.6     $382.6      $20.0     5%
Total debt (lines of credit,
  short-term debt and long-term debt)        $516.6     $635.9    ($119.3)  -19%
Total stockholders' equity                   $856.0     $772.6      $83.4    11%
                                           -------------------------------------


                SELECTED CASH FLOW ITEMS

                                           -------------------------------------
                                                    FOR THE YEARS ENDED
                                           -------------------------------------
                                           05/31/04   05/31/03        CHANGE
                                           -------------------    --------------

Net cash provided by operating activities    $212.3     $179.2      $33.1    18%
Additions to property, plant and equipment    (43.4)     (83.9)      40.5    48%
Prepublication and production expenditures    (68.8)     (71.2)       2.4     3%
Royalty advances                              (26.1)     (30.3)       4.2    14%
                                                                   ------   ---

Free cash flow (cash use) (1)                 $74.0      ($6.2)     $80.2     *
                                             ======     ======     ======   ===
                                           -------------------------------------

(1) Free cash flow is defined by the Company as net cash provided by operating activities, less spending on: property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities. Free cash flow for the year ended May 31, 2004 includes $10.0 received in connection with the early termination of a sublease in New York City.

*    Percent change not meaningful.